Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 31, 2026, with respect to the consolidated financial statements of Tevogen Bio Holdings Inc. and subsidiary, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Philadelphia, Pennsylvania
June 12, 2026